Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Hancock Whitney Corporation of our report dated February 24, 2020 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Hancock Whitney Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019.

New Orleans, Louisiana

May 13, 2020